News Release

For Immediate Release:	For More Information,
January 23, 2019	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Fourth Quarter and Annual Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ – FBNC), the parent company of First Bank, announced today net income available to common shareholders of $23.9 million, or $0.80 per diluted common share, for the three months ended December 31, 2018, an increase of 66.7% in earnings per share from the $14.2 million, or $0.48 per diluted common share, recorded in the fourth quarter of 2017.

For the year ended December 31, 2018, the Company recorded net income available to common shareholders of $89.3 million, or $3.01 per diluted common share, an increase of 65.4% in earnings per share from the $46.0 million, or $1.82 per diluted common share, for 2017.

Comparisons for certain of the financial periods presented were impacted by the Company’s acquisitions of Carolina Bank Holdings, Inc. (“Carolina Bank”) on March 3, 2017 with total assets of $682 million and ASB Bancorp, Inc. (“Asheville Savings Bank”) on October 1, 2017 with $798 million in total assets. The assets, liabilities and earnings for the acquisitions were recorded beginning on their respective acquisition dates.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2018 was $53.8 million, a 10.2% increase from the $48.9 million recorded in the fourth quarter of 2017. Net interest income for the year ended December 31, 2018 amounted to $207.4 million, a 25.9% increase from the $164.7 million recorded in 2017. The increase in net interest income was due to higher net interest margins realized in 2018 as well growth in interest-earning assets, which for the twelve month period was impacted by assets acquired in the Carolina Bank and Asheville Savings Bank acquisitions.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) for the fourth quarter of 2018 was 4.11% compared to 4.01% for the fourth quarter of 2017. For the year ended December 31, 2018, the Company’s net interest margin was 4.12% compared to 4.08% for 2017. The increases in the net interest margins realized in 2018 were a result of asset yields increasing more than liability costs. Interest income for the year ended December 31, 2018 was also positively impacted by approximately $0.8 million in interest recoveries received in the first quarter, which primarily related to the same loans that experienced significant allowance for loan loss recoveries discussed below in “Provisions for Loan Losses and Asset Quality.”

The net interest margins for the periods were also impacted by loan discount accretion associated with acquired loan portfolios. The Company recorded loan discount accretion amounting to $1.8 million in the fourth quarter of 2018, compared to $2.0 million in the fourth quarter of 2017. For the full year of 2018 and 2017, loan discount accretion amounted to $7.8 million and $7.1 million, respectively. See the Financial Summary for a table that presents the impact of loan discount accretion on net interest income.

Excluding the effects of loan discount accretion, the Company’s tax-equivalent net interest margin was 3.97% for the fourth quarter of 2018, compared to 3.84% for the fourth quarter of 2017. The net interest margin excluding loan discount accretion of 3.97% in the fourth quarter of 2018 was a 3 basis point increase from 3.94% in the third quarter of 2018. See the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this percentage.

Provision for Loan Losses and Asset Quality

The Company recorded a provision for loan losses of $0.7 million in the fourth quarter of 2018 compared to none in the fourth quarter of 2017. For the year ended December 31, 2018, the Company recorded a total negative provision for loan losses of $3.6 million (reduction of the allowance for loan losses) compared to a total provision for loan losses of $0.7 million in 2017. The Company’s provisions for loan losses remain at low levels as a result of strong asset quality, including low loan charge-offs.

Total net charge-offs for the fourth quarter of 2018 amounted to $0.2 million compared to net charge-offs of $1.3 million in the fourth quarter of 2017. For the year ended December 31, 2018, the Company experienced net loan recoveries of $1.3 million, including full payoffs received on four loans in the first quarter of 2018 that had been previously charged-down by approximately $3.3 million. For 2017, net loan charge-offs amounted to $1.2 million.

The Company’s nonperforming assets to total assets ratio was 0.74% at December 31, 2018 compared to 0.96% at December 31, 2017. The ratio of annualized net charge-offs (recoveries) to average loans for the year ended December 31, 2018 was (0.03%), compared to 0.04% for 2017.

Noninterest Income

Total noninterest income was $14.4 million and $14.9 million for the three months ended December 31, 2018 and December 31, 2017, respectively. For the year ended December 31, 2018, noninterest income amounted to $61.8 million compared to $48.9 million for 2017.

Core noninterest income for the fourth quarter of 2018 was $14.5 million, a decrease of 3.9% from the $15.1 million reported for the fourth quarter of 2017. For 2018, core noninterest income amounted to $61.7 million, a 25.1% increase from the $49.3 million recorded in 2017. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgage loans, iv) commissions from sales of insurance and financial products, v) SBA consulting fees, vi) SBA loan sale gains, and vii) bank-owned life insurance income.

Other service charges, commissions, and fees increased in 2018 compared to 2017, primarily due to a combination of the aforementioned acquisitions and a result of higher debit card and credit card interchange fees associated with increased usage.

During the three and twelve months ended December 31, 2018, the Company realized $1.6 million and $10.4 million in gains on SBA loan sales, respectively. In comparison, during the three and twelve months ended December 31, 2017, the Company realized $2.2 million and $5.5 million in gains on SBA loan sales, respectively. The decline in the fourth quarter of 2018 gain was a result of a combination of a lower sales volume and lower premiums realized. The higher gain realized for calendar year 2018 was a result of a higher sales volume compared to 2017.

Fees from presold mortgages amounted to $0.5 million and $2.7 million for the three and twelve month periods ended December 31, 2018, respectively, compared to $1.6 million and $5.7 million for the three and twelve month periods ended December 31, 2017, respectively.  The declines in 2018 were primarily due to slowdowns in the mortgage industry, as well as employee turnover.

Commissions from sales of insurance and financial products amounted to $2.2 million in the fourth quarter of 2018, compared to $2.0 million in the fourth quarter of 2017. For the years ended December 31, 2018 and 2017, the Company recorded $8.7 million and $5.3 million, respectively, in commissions from sales of insurance and financial products. The Company acquired an insurance agency during the third quarter of 2017 that impacts the full year comparison.

Noninterest Expenses

Noninterest expenses amounted to $37.7 million in the fourth quarter of 2018 compared to $43.6 million recorded in the fourth quarter of 2017, with the majority of the decrease in the fourth quarter of 2018 relating to lower merger and acquisition expenses, as discussed below.

Noninterest expenses for the year ended December 31, 2018 amounted to $159.4 million compared to $145.2 million in 2017. Most categories of noninterest expense experienced general increases in 2018 due to the Company’s growth, primarily from the acquisitions of Carolina Bank and Asheville Savings Bank. Also impacting expenses were other growth initiatives, including continued growth of the Company’s SBA consulting firm and SBA lending division, as well as the acquisition of an insurance agency during the third quarter of 2017.

Merger and acquisition expenses amounted to ($1.2 million) and $2.4 million for the three and twelve months ended December 31, 2018, respectively, compared to $3.2 million and $8.1 million for the three and twelve months ended December 31, 2017, respectively. The negative $1.2 million in expense recorded in the fourth quarter of 2018 relates to a downward adjustment to an earn-out liability associated with a prior year acquisition resulting from a lower estimated payout, as well as a decline in the Company’s stock price during the period. The earn-out will be paid in shares of Company stock upon the conclusion of the earn-out period in April 2019.

Income Taxes

The Company’s effective tax rate for the fourth quarter of 2018 was 20.1% compared to 29.5% in the fourth quarter of 2017. For the year ended December 31, 2018 and 2017, the Company’s effective tax rates were 21.3% and 32.1%, respectively. The lower effective tax rate in 2018 was due to the Tax Cuts and Jobs Act, which was signed into law in December 2017 and reduced the federal corporate tax rate from 35% to 21%.

Balance Sheet and Capital

Total assets at December 31, 2018 amounted to $5.9 billion, a 5.7% increase from a year earlier. Loan growth for the year ended December 31, 2018 amounted to $207 million, or 5.1%, and deposit growth amounted to $252.4 million, or 5.7%. For the fourth quarter of 2018, annualized loan growth was 5.6% and annualized deposit growth was 11.6%. The Company has ongoing internal initiatives to enhance loan and deposit growth, including the Company’s relatively recent expansion into higher growth markets such as Charlotte and Raleigh.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at December 31, 2018 of 13.89%, an increase from the 12.50% reported at December 31, 2017. The Company’s tangible common equity to tangible assets ratio was 9.10% at December 31, 2018, an increase of 87 basis points from a year earlier.

Comments of the CEO and Other Business Matters

Richard H. Moore, CEO of First Bancorp, commented, “We are pleased with our accomplishments for 2018. During the year, we successfully integrated and achieved efficiencies related to our two acquisitions in 2017, while also increasing market share in our legacy markets. These achievements helped drive significant increases in most measures of profitability, including the 65% increase in earnings per share.”

The following is additional discussion of business development and other miscellaneous matters affecting the Company during the fourth quarter of 2018:

•	On December 14, 2018, the Company announced a quarterly cash dividend of $0.10 per share payable on January 25, 2019 to shareholders of record on December 31, 2018. This dividend rate represents a 25% increase over the dividend rate declared in the fourth quarter of 2017.

•	On December 19, 2018, the Company closed its branch located in Polkton, North Carolina. All deposit and loan accounts were transferred to a nearby branch located in Rockingham, North Carolina.

* * *

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $5.9 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 101 branches in North Carolina and South Carolina. First Bank also operates one loan production office in Raleigh, North Carolina. First Bank Insurance Services is a subsidiary of First Bank and provides insurance products and services to individuals and businesses throughout First Bank’s market area. First Bank also provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended December 31,		Percent
($ in thousands except per share data – unaudited)	2018	2017	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$54,581	48,830
Interest on investment securities	3,453	2,501
Other interest income	3,158	1,745
Total interest income	61,192	53,076	15.3%
Interest expense
Interest on deposits	4,679	2,500
Interest on borrowings	2,667	1,716
Total interest expense	7,346	4,216	74.2%
Net interest income	53,846	48,860	10.2%
Provision (reversal) for loan losses	693	—	n/m
Net interest income after provision for loan losses	53,153	48,860	8.8%
Noninterest income
Service charges on deposit accounts	3,084	3,337
Other service charges, commissions, and fees	5,289	4,415
Fees from presold mortgage loans	504	1,574
Commissions from sales of insurance and financial products	2,247	1,996
SBA consulting fees	1,121	850
SBA loan sale gains	1,593	2,238
Bank-owned life insurance income	642	654
Foreclosed property gains (losses), net	14	(92)
Securities gains (losses), net	—	—
Other gains (losses), net	(88)	(110)
Total noninterest income	14,406	14,862	(3.1%)
Noninterest expenses
Salaries expense	18,462	19,987
Employee benefit expense	4,136	3,911
Occupancy and equipment related expense	4,402	3,883
Merger and acquisition expenses	(1,210)	3,249
Intangibles amortization expense	1,690	1,731
Other operating expenses	10,186	10,856
Total noninterest expenses	37,666	43,617	(13.6%)
Income before income taxes	29,893	20,105	48.7%
Income tax expense	5,998	5,928	1.2%

Net income available to common shareholders	$23,895	14,177	68.5%

Earnings per common share – basic	$0.81	0.48	68.8%
Earnings per common share – diluted	0.80	0.48	66.7%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$53,846	48,860
Tax-equivalent adjustment (1)	443	610
Net interest income, tax-equivalent	$54,289	49,470	9.7%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m – not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 2

	Twelve Months Ended December 31,		Percent
($ in thousands except per share data – unaudited)	2018	2017	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$208,609	163,738
Interest on investment securities	12,120	8,684
Other interest income	10,478	4,960
Total interest income	231,207	177,382	30.3%
Interest expense
Interest on deposits	14,491	7,544
Interest on borrowings	9,286	5,127
Total interest expense	23,777	12,671	87.6%
Net interest income	207,430	164,711	25.9%
Total provision (reversal) for loan losses	(3,589)	723	n/m
Net interest income after provision for loan losses	211,019	163,988	28.7%
Noninterest income
Service charges on deposit accounts	12,690	11,862
Other service charges, commissions, and fees	19,945	14,610
Fees from presold mortgage loans	2,735	5,695
Commissions from sales of insurance and financial products	8,731	5,300
SBA consulting fees	4,675	4,024
SBA loan sale gains	10,366	5,479
Bank-owned life insurance income	2,534	2,321
Foreclosed property gains (losses), net	(565)	(531)
Securities gains (losses), net	—	(235)
Other gains (losses), net	723	383
Total noninterest income	61,834	48,908	26.4%
Noninterest expenses
Salaries expense	75,077	66,786
Employee benefit expense	16,888	15,313
Occupancy and equipment related expense	16,420	14,141
Merger and acquisition expenses	2,358	8,073
Intangibles amortization expense	6,763	4,240
Other operating expenses	41,869	36,604
Total noninterest expenses	159,375	145,157	9.8%
Income before income taxes	113,478	67,739	67.5%
Income tax expense	24,189	21,767	11.1%
Net income available to common shareholders	$89,289	45,972	94.2%

Earnings per common share – basic	$3.02	1.82	65.9%
Earnings per common share – diluted	3.01	1.82	65.4%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$207,430	164,711
Tax-equivalent adjustment (1)	1,594	2,590
Net interest income, tax-equivalent	$209,024	167,301	24.9%

(1)	See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.

n/m - not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 3

	Three Months Ended December 31,		Twelve Months Ended December 31,
PERFORMANCE RATIOS (annualized)	2018	2017	2018		2017
Return on average assets (1)	1.62%	1.01%	1.57%		1.00%
Return on average common equity (2)	12.56%	8.04%	12.27%		8.62%
Net interest margin – tax-equivalent (3)	4.11%	4.01%	4.12%		4.08%
Net charge-offs (recoveries) to average loans	0.02%	0.13%	(0.03%	)	0.04%

COMMON SHARE DATA
Cash dividends declared – common	$0.10	0.08	0.40		0.32
Stated book value – common	25.71	23.38	25.71		23.38
Tangible book value – common	17.18	14.69	17.18		14.69
Common shares outstanding at end of period	29,724,874	29,639,374	29,724,874		29,639,374
Weighted average shares outstanding – basic	29,656,217	29,657,638	29,566,259		25,210,606
Weighted average shares outstanding – diluted	29,800,342	29,749,378	29,707,431		25,291,382

CAPITAL RATIOS
Tangible common equity to tangible assets	9.10%	8.23%	9.10%		8.23%
Common equity tier I capital ratio - estimated	12.21%	10.72%	12.21%		10.72%
Tier I leverage ratio - estimated	10.52%	9.58%	10.52%		9.58%
Tier I risk-based capital ratio - estimated	13.40%	11.94%	13.40%		11.94%
Total risk-based capital ratio - estimated	13.89%	12.50%	13.89%		12.50%

AVERAGE BALANCES ($ in thousands)
Total assets	$5,840,964	5,554,545	5,693,760		4,590,786
Loans	4,222,417	4,048,224	4,161,838		3,420,939
Earning assets	5,238,827	4,899,421	5,076,335		4,101,949
Deposits	4,624,868	4,390,879	4,516,811		3,696,730
Interest-bearing liabilities	3,697,076	3,618,312	3,663,077		3,025,401
Shareholders’ equity	754,734	699,558	727,920		533,205

(1) Calculated by dividing annualized net income available to common shareholders by average assets.

(2) Calculated by dividing annualized net income available to common shareholders by average common equity.

(3) See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017

Net interest income – tax-equivalent (1)	$54,289	52,273	51,599	50,863	49,470
Taxable equivalent adjustment (1)	443	428	367	356	610
Net interest income	53,846	51,845	51,232	50,507	48,860
Provision (reversal) for loan losses	693	87	(710)	(3,659)	—
Noninterest income	14,406	15,376	16,111	15,941	14,862
Noninterest expense	37,666	39,238	38,873	43,598	43,617
Income before income taxes	29,893	27,896	29,180	26,509	20,105
Income tax expense	5,998	5,905	6,450	5,836	5,928
Net income	23,895	21,991	22,730	20,673	14,177

Earnings per common share – basic	0.81	0.74	0.77	0.70	0.48
Earnings per common share – diluted	0.80	0.74	0.77	0.70	0.48

(1)	See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)
	At Dec. 31, 2018	At Sept. 30, 2018	At Dec. 31, 2017	One Year Change
Assets
Cash and due from banks	$56,050	50,209	114,301	(51.0%	)
Interest bearing deposits with banks	406,848	460,520	375,189	8.4%
Total cash and cash equivalents	462,898	510,729	489,490	(5.4%	)

Investment securities	602,588	457,887	461,773	30.5%
Presold mortgages	4,279	6,111	12,459	(65.7%	)

Total loans	4,249,064	4,190,628	4,042,369	5.1%
Allowance for loan losses	(21,039)	(20,546)	(23,298)	(9.7%	)
Net loans	4,228,025	4,170,082	4,019,071	5.2%

Premises and equipment	119,000	116,618	116,233	2.4%
Intangible assets	253,570	254,737	257,507	(1.5%	)
Foreclosed real estate	7,440	6,140	12,571	(40.8%	)
Bank-owned life insurance	101,878	101,055	99,162	2.7%
Other assets	84,009	88,271	78,771	6.6%
Total assets	$5,863,687	5,711,630	5,547,037	5.7%

Liabilities
Deposits:
Noninterest bearing checking accounts	$1,320,131	1,280,408	1,196,161	10.4%
Interest bearing checking accounts	916,374	870,487	884,254	3.6%
Money market accounts	1,035,523	1,007,177	982,822	5.4%
Savings accounts	432,389	432,335	454,860	(4.9%	)
Brokered deposits	239,875	255,415	239,659	0.1%
Internet time deposits	3,428	3,924	7,995	(57.1%	)
Other time deposits > $100,000	447,619	409,742	347,862	28.7%
Other time deposits	264,000	268,885	293,342	(10.0%	)
Total deposits	4,659,339	4,528,373	4,406,955	5.7%

Borrowings	406,609	406,593	407,543	(0.2%	)
Other liabilities	33,509	33,588	39,560	(15.3%	)
Total liabilities	5,099,457	4,968,554	4,854,058	5.1%

Shareholders’ equity
Common stock	434,453	434,227	432,794	0.4%
Retained earnings	341,738	320,822	264,331	29.3%
Stock in rabbi trust assumed in acquisition	(3,235)	(3,224)	(3,581)	9.7%
Rabbi trust obligation	3,235	3,224	3,581	(9.7%	)
Accumulated other comprehensive loss	(11,961)	(11,973)	(4,146)	(188.5%	)
Total shareholders’ equity	764,230	743,076	692,979	10.3%
Total liabilities and shareholders’ equity	$5,863,687	5,711,630	5,547,037	5.7%

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017

Yield on loans	5.13%	4.96%	4.99%	4.96%	4.79%
Yield on securities	2.71%	2.52%	2.47%	2.60%	2.43%
Yield on other earning assets	2.46%	2.52%	2.19%	2.20%	1.55%
Yield on all interest earning assets	4.63%	4.52%	4.51%	4.54%	4.30%

Rate on interest bearing deposits	0.56%	0.48%	0.40%	0.34%	0.31%
Rate on other interest bearing liabilities	2.60%	2.41%	2.24%	1.87%	1.62%
Rate on all interest bearing liabilities	0.79%	0.69%	0.60%	0.51%	0.46%
Total cost of funds	0.58%	0.51%	0.45%	0.38%	0.35%

Net interest margin (1)	4.08%	4.03%	4.07%	4.17%	3.96%

Net interest margin – tax-equivalent (2)	4.11%	4.06%	4.10%	4.19%	4.01%

Average prime rate	5.28%	5.01%	4.80%	4.53%	4.30%

___________________________________________________________________________________________________________________________
(1)	Calculated by dividing annualized net interest income by average earning assets for the period.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017

Interest income – increased by accretion of loan discount	$1,830	1,575	2,296	2,111	2,003
Interest expense – reduced by premium amortization of deposits	71	84	101	116	140
Interest expense – increased by discount accretion of borrowings	(45)	(46)	(45)	(45)	(46)
Impact on net interest income	$1,856	1,613	2,352	2,182	2,097

First Bancorp and Subsidiaries Financial Summary – Page 6

ASSET QUALITY DATA ($ in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018		Mar. 31, 2018		Dec. 31, 2017

Nonperforming assets
Nonaccrual loans	$22,575	18,231	25,494		21,849		20,968
Troubled debt restructurings - accruing	13,418	16,657	17,386		18,495		19,834
Accruing loans > 90 days past due	—	—	—		—		—
Total nonperforming loans	35,993	34,888	42,880		40,344		40,802
Foreclosed real estate	7,440	6,140	8,296		11,307		12,571
Total nonperforming assets	$43,433	41,028	51,176		51,651		53,373
Purchased credit impaired loans not included above (1)	$17,393	20,189	20,832		22,147		23,165
Asset Quality Ratios
Net quarterly charge-offs (recoveries) to average loans – annualized	0.02%	0.27%	(0.07%	)	(0.36%	)	0.13%
Nonperforming loans to total loans	0.85%	0.83%	1.03%		0.98%		1.01%
Nonperforming assets to total assets	0.74%	0.72%	0.90%		0.92%		0.96%
Allowance for loan losses to total loans	0.50%	0.49%	0.56%		0.57%		0.58%
Allowance for loan losses + unaccreted discount to total loans	1.04%	1.07%	1.16%		1.20%		1.24%

(1)	In the March 3, 2017 acquisition of Carolina Bank and the October 1, 2017 acquisition of Asheville Savings Bank, the Company acquired $19.3 million and $9.9 million, respectively, in purchased credit impaired loans in accordance with ASC 310-30 accounting guidance. These loans are excluded from the nonperforming loan amounts.

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017

Net interest income, as reported	$53,846	51,845	51,232	50,507	48,860
Tax-equivalent adjustment	443	428	367	356	610
Net interest income, tax-equivalent (A)	$54,289	52,273	51,599	50,863	49,470
Average earning assets (B)	$5,238,827	5,105,981	5,042,904	4,917,628	4,899,421
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.11%	4.06%	4.10%	4.19%	4.01%

Net interest income, tax-equivalent	$54,289	52,273	51,599	50,863	49,470
Loan discount accretion	1,830	1,575	2,296	2,111	2,003
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$52,459	50,698	49,303	48,752	47,467
Average earnings assets (B)	$5,238,827	5,105,981	5,042,904	4,917,628	4,899,421
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	3.97%	3.94%	3.92%	4.02%	3.84%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this note. Loan discount accretion is a non-cash interest income adjustment that is primarily related to the Company’s acquisition of loans and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At December 31, 2018, the Company had a remaining loan discount balance of $23.0 million compared to $26.9 million at December 31, 2017. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore, management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.